UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2016

LIME ENERGY CO.

(Exact name of registrant as specified in charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Gateway Center, 4th Floor, 100 Mulberry Street, Newark, New Jersey 07102

(Address of principal executive offices)

(201) 416-2559

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 8, 2016, Lime Energy Co. (the “Company”) and Mary Colleen Brennan mutually agreed that she would be stepping down from her position as Chief Financial Officer of the Company, effective as of the close of business on May 13, 2016. Ms. Brennan will continue to be employed by the Company in a transitional role until May 31, 2016 (the “Separation Date”), at which time she will leave the Company. Ms. Brennan has served as the Company’s Chief Financial Officer since joining the Company in April 2014.

The Company and Ms. Brennan entered into a separation agreement pursuant to which Ms. Brennan will receive the following payments and benefits: (i) severance payments equal to her current base salary for a period of  nine months, paid out pursuant to the Company’s normal payroll practices; (ii) immediate vesting of her unvested stock option and unvested restricted stock awards; (iii) COBRA premiums for nine months for herself at the active employee rate for participation in the Company’s medical expense plan; and (iv) on the Separation Date, the awards previously granted to Ms. Brennan in the form of options to purchase 10,000 shares of common stock of the Company (the “Common Stock”), at an exercise price of $2.89 per share, and 83,881 shares of Common Stock, at an exercise price of $2.95 per share, will be cancelled in exchange for a cash payment in a per-share amount equal to the excess of the closing price of the Common Stock on NASDAQ on the business day coincident with or first following the Separation Date over the applicable exercise price. Ms. Brennan’s receipt of the payments and benefits described above is contingent on her execution and delivery of a waiver and release contained in the separation agreement and her execution of a second release agreement on or after the Separation Date.

(c) On April 14, 2016, the Company’s Board of Directors approved the appointment of Bruce Torkelson as the Company’s new Chief Financial Officer, effective May 13, 2016. Mr. Torkelson, age 47, will report to the Company’s President and Chief Executive Officer. He has served as Corporate Vice President — Financial Planning of CalAtlantic Homes since January 2010 where he focused on long-term planning and strategic initiatives. Previously, he served as Vice President — Corporate Operations of Standard Pacific Homes, one of the nation’s largest and most respected homebuilders.

Mr. Torkelson has accepted an offer letter from the Company (the “Offer Letter”), which provides that he will receive an annual base salary of $230,000 and will be eligible to receive an incentive bonus pursuant to the Company’s management incentive program, as well as certain other benefits. The Company and Mr. Torkelson are negotiating the terms of a formal executive employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: April 14, 2016	By:	/s/ Mary Colleen Brennan
Mary Colleen Brennan
Chief Financial Officer & Treasurer